Exhibit 99.1

IMPORTANT NOTICE CONCERNING

THE PAMRAPO SAVINGS BANK, S.L.A. 401(k) SAVINGS PLAN

AND YOUR ABILITY TO TRADE SHARES OF

PAMRAPO BANCORP, INC. COMMON STOCK

December 11, 2008

This notice is being sent to all directors and executive officers of Pamrapo Bancorp, Inc. (the “Company”) in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation Blackout Trading Restriction under the Securities Exchange Act of 1934, as amended. This notice is to inform you that Pentegra Retirement Services (“Pentegra”) is the new retirement plan provider for the Pamrapo Savings Bank, S.L.A. 401(k) Savings Plan (“401(k) Plan”) as a result of Pentegra’s acquisition of RSGroup. Due to the transition to Pentegra’s recordkeeping system, there will be a blackout period under the 401(k) Plan from 4:00 p.m. ET Friday, December 19, 2008 to Monday, January 12, 2009.

During this blackout period, participants in the 401(k) Plan will not be able to direct or diversify, or obtain distributions on, their investments in their 401(k) Plan accounts, including investments in the Company’s common stock. If you are a participant in the 401(k) Plan, you should have previously received notice of this blackout period.

In addition, as a director or executive officer of the Company, you are prohibited, during the blackout period noted above, from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any shares of the Company’s common stock that you acquired in connection with your service or employment as a director or executive officer. Please note that, during this blackout period, all of the shares of the Company’s common stock that you beneficially own directly or indirectly are presumed to have been acquired in connection with your service or employment and, therefore, cannot be transferred, unless you can establish that the shares were acquired from another source and that this identification is the same one used for tax purposes and all other disclosure and reporting requirements. THE BLACKOUT PERIOD UNDER THE 401(k) PLAN WILL BEGIN AT 4:00 P.M. ET ON FRIDAY, DECEMBER 19, 2008 AND END ON MONDAY, JANUARY 12, 2009.

In addition the to the 401(k) Plan blackout period, please remember that as a director or executive officer, you are also currently subject to the regularly-scheduled blackout period pursuant to the Company’s Insider Trading Policy, which prohibits you from trading the Company’s common stock. THE BLACKOUT PERIOD UNDER THE COMPANY’S INSIDER TRADING POLICY BEGAN ON NOVEMBER 25, 2008 AND ENDS TWO TRADING DAYS AFTER THE PUBLIC RELEASE OF THE COMPANY’S EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008.

All directors and executive officers, together with their family members, must not engage in any transaction involving the Company’s common stock without first obtaining pre-clearance of the transaction with the Company’s Insider Trading Compliance Officer, Kenneth D. Walter. If you have any questions, please contact: Kenneth D. Walter, Vice President, Treasurer and Chief Financial Officer, Pamrapo Bancorp, Inc., 611 Avenue C, Bayonne, New Jersey 07002, (201) 339-4600.